Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

FleetCor Technologies, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-171289) of our report dated January 28, 2015, with respect to the consolidated balance sheets of Comdata Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholder’s deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K/A of FleetCor Technologies, Inc. dated January 28, 2015.

/s/ KPMG LLP

Nashville, Tennessee

January 28, 2015